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                     NONEXCLUSIVE LICENSE TO USE TECHNOLOGY


         This Agreement is entered into by and between KTI Recycling, Inc., a Delaware corporation ("KTI") and Oakhurst Technology, Inc. ("OTI"), a Delaware corporation and a wholly-owned subsidiary of Oakhurst Company, Inc. on this 29th day of December, 1998.

         Whereas, KTI holds a Canadian patent for treatment of scrap Registration No. 1,136,594 for all right, title and interest in and to certain inventions relating to cryogenic tire recycling operations (the "Technology"), and the equipment in which the Technology is embedded will be referred to herein as the "KTI Recycling System"; and

         Whereas, on even date herewith, KTI has agreed to sell, and OTI has agreed to purchase, a KTI Recycling System on the terms and conditions set forth in that certain Equipment Purchase Agreement between the parties hereto (the "Purchase Agreement"); and

         Whereas, in connection with and as an integral part of the Purchase Agreement, the parties wish to enter into this Nonexclusive License to Use Technology;

         Now therefore in consideration of One Dollar and other good and valuable considerations, the receipt of which is hereby acknowledged, the parties agree as follows:

         1. Grant of License. Subject to the terms and conditions of this Agreement, KTI hereby grants to OTI a nonexclusive license to use the Technology in operation of the KTI Recycling System and to sell the tires processed or produced thereby at OTI's place of business in Ford Heights, Illinois and at no other location whatsoever.

         2. Royalty Payments. (a) OTI agrees to pay KTI a royalty equal to $.007 for every pound of tires processed by OTI or any other party using the Technology and/or the KTI Recycling System. The amount of royalties to be paid by OTI pursuant to this Agreement shall be reported to KTI on a monthly basis within fifteen (15) days of the end of each calendar month, and shall be accompanied by a remittance of the royalty amounts shown by the report to be due and a summary of the total royalties paid to date for that year.

         (b) OTI shall use its best efforts to market and sell the tires processed using the KTI Recycling System, and OTI agrees, for itself and its affiliates, that it will not engage in the business of tire processing using any system other than the KTI Recycling System, nor any technology other than the Technology, with the exception of any modifications or substitutions to the KTI Recycling System or the Technology that may be made available by KTI from time to time. Affiliate means, with respect to any specified person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such specified person.

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         (c) Any payments that are not paid on or before the date such payments are due under this Section shall bear interest at KeyBank, National Association's prime rate plus 1%, calculated on the number of days such payment is delinquent.

         3. Term. This Agreement shall continue in full force and effect for the entire useful life of the KTI Recycling System, unless sooner terminated pursuant to the terms of this Agreement.

         4. Records and Inspection. (a) OTI agrees to keep and maintain suitable business records, in accordance with generally accepted accounting practices, with respect to all tires processed, distributed or manufactured by it including, but not limited to the quantity and date recycled. OTI shall permit, during regular business hours, upon one (1) day's prior written notice to OTI, KTI or a firm of certified public accountants selected by KTI to examine and take abstracts from relevant records of OTI such information as may be necessary to determine compliance with this Agreement, including the proper amount of royalties to be paid. OTI shall keep such relevant records for a period of five years after the date of expiration or earlier termination of this Agreement. Upon expiration or earlier termination of this Agreement for any reason, KTI will have the right to a final audit of OTI's records to be conducted, at KTI's option, by itself or by an independent certified public accountant selected by it.

         5. Disclaimer. Nothing in this Agreement shall be construed as a warranty or a representation by either party as to the validity and scope of any patents or the intellectual property embedded in or related to the Technology or the KTI Recycling System.

         6. Secrecy. (a) The Technology furnished by KTI is and will be revealed to OTI in confidence and none of the Technology (whether or not furnished by KTI) shall become the property of OTI or any customer or other third party acting by, through or under it. None of the Technology shall at any time, whether during the term hereof or thereafter, (i) directly or indirectly be revealed by OTI to any person, firm, or corporation, or (ii) shall be directly or indirectly be used by OTI except in the utilization of the KTI Recycling System for the production of the tires processed during the term hereof, in each case except with the express written consent of KTI. Nothing contained herein shall not prevent disclosure of Technology which (1) OTI demonstrates was known to OTI prior to receipt from KTI from a source other than KTI, Recovery Technologies, Inc. or an affiliate of either, (2) which is or becomes part of the public domain without any act or omission by OTI, any customer or any party acting by, through or under it, or (3) which is acquired by OTI from a source independent of KTI without violation of any right of KTI. OTI shall require its employees and agents to hold the Technology in confidence during the term of this Agreement and at all times thereafter, in all cases in accordance with secrecy agreements acceptable to and expressly for the benefit of KTI. All tangible forms of the Technology shall be marked or stamped as being confidential and the property of KTI.


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         (b) OTI recognizes that Technology may be disclosed by an inspection of the KTI Recycling System or its use or operation. Accordingly, without limitation of any of the foregoing, except for employees and agents of OTI who are essential to the operation and servicing of the KTI Recycling System and who shall have executed secrecy agreements as provided in Section 6(a) above, and except for authorized representatives of KTI no person shall have access to the KTI Recycling System.

         7. Infringement, Other Rights. (a) OTI agrees to promptly notify KTI if OTI receives notice of any claim that the use by OTI infringes on any patent or other right of any person. KTI will have the right to deal with the situation as it, in its sole discretion, deems best (including the right to direct the conduct of any litigation). If KTI elects not to defend any action or, after electing to defend such action, abandons such defense, then OTI shall have the right to defend such action at its own expense and cost. In any event, and irrespective of the handling of the defense of any such action, KTI shall have no liability whatsoever, either during the term of this Agreement or thereafter, in respect of any question or matter of patent infringement that may arise by reason of OTI's use thereof, or for any damages, costs, or attorneys' fees awarded against OTI, or for any costs or expenses incurred by OTI in connection with any such infringement or alleged infringement or litigation.

         (b) If OTI comes to know of any suspected infringement by any third party of any patent or other right of KTI, OTI shall promptly notify KTI to that effect. The decision whether to take any action against such suspected infringement shall rest solely with KTI; if KTI elects to take such action, all expenses in connection with such action shall be paid by KTI and all recovery shall belong to KTI. If KTI elects not to take any such action, OTI shall have no right to do so or to require KTI to do so.

         8. New Developments. KTI shall have all right, title and interest in all inventions and improvements developed by KTI or OTI during the term hereof with reference to the KTI Recycling System, the Technology and/or the use thereof, including all patent rights and the right to use and license others to use the KTI Recycling System and the Technology. OTI from time to time will deliver to KTI such documentation as KTI may request to evidence the rights provided for herein, including such assignments and other instruments and documents as KTI may require in connection with patent applications for inventions to which such party has such rights.

         9. Certain Responsibilities. It is understood that the KTI Recycling System furnished by KTI hereunder will be in the possession of OTI and that the use and operation of such equipment will be performed by employees or agents of OTI. OTI shall be responsible for providing its employees and agents with all necessary safety instructions and precautions with respect to the KTI Recycling System and the use and operation thereof. Further, OTI shall protect, indemnify, defend, and hold harmless KTI, its affiliates and its successors and assigns from any and all liabilities, claims, losses, damages, costs, and expenses, including attorneys' fees, arising out of or resulting from the KTI Recycling System or related equipment furnished by KTI under this Agreement


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or the use or operation thereof, including, without limitation, personal injury or death to any person and damage to the facilities or OTI or other damage to property.

         10. Termination for Cause. Either party may terminate this Agreement upon the occurrence of any of the following:

         (a) Upon or after the bankruptcy, insolvency, dissolution or winding up of the other party;

         (b) Upon or after the breach of any material provision of this Agreement by the other party, if the breaching party has not cured such breach within thirty (30) days after written notice thereof to the defaulting party; provided however, that there shall be no cure period for a breach by OTI for the provisions of Section 6 hereof nor shall there be any cure period for a breach by OTI of its obligation to use the KTI Recycling System and the Technology licensed pursuant to this Agreement only at OTI's business location in Ford Heights, Illinois. In addition, KTI may terminate this Agreement upon OTI's breach, not cured within any applicable cure period, of the Purchase Agreement.

         (c) Termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The provisions of Sections 6 and 8 will survive the termination of this Agreement. Because the award of monetary damages would be an inadequate remedy, in the event of a breach or threatened breach by OTI of any of the provisions of Section 6 of this Agreement, the Company shall be entitled to an injunction restraining OTI from undertaking any such breach or threatened breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from OTI.

         11. Arbitration. Any controversy or claim arising under or related to this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association before a single arbitrator selected in accordance with those rules, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

         12. Export. In order to comply with the U.S. Export Administration Act of 1979, as amended from time to time (the Export Act), each party hereby certifies that no technology or information licensed from the other, and no product thereof, will be made available or re-exported, directly or indirectly, to any areas (a) outside the United States except in compliance with all applicable laws and regulations of the Bureau of Export Administration in accordance with the Export Act (the provisions of this clause shall be extended in accordance with U.S. law or regulation), or (b) outside any country except in compliance with all applicable laws of such country.

         13. No Authority. It is expressly agreed that the parties hereto shall be that of licensor and licensee and that the relationship between the two parties shall not constitute a partnership or agency of any kind. Neither party shall have the authority to make any


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statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written authorization of the party to do so.

         14. Assignment. Neither this Agreement nor the KTI Recycling System may be assigned or otherwise transferred by OTI without the written consent of KTI, except that OTI may transfer the KTI Recycling System to a purchaser of substantially all of its assets, provided (a) that such purchaser uses the KTI Recycling System at OTI's Ford Heights, Illinois business location, (b) such assignee shall provide evidence of the financial standing of the assignee that demonstrates, to KTI's reasonable satisfaction, that OTI has a net worth and financial condition at least equivalent to that of OTI at the time of assignment, and (c) that OTI simultaneously assigns to such third party OTI's obligations under this Agreement and that third party assumes, in writing, all of OTI's obligations hereunder.

         15. Notices. All notices given under this Agreement shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the party to whom such notice is to be given, as follows:

         (a)      To KTI:                   KTI Recycling, Inc.
                                            7000 Boulevard East
                                            Guttenberg, NJ  07093
                                            Attn:  Robert E. Wetzel, Esq.
                                            Tel:  201-854-1771

                  With copy to:             Diane Malfeld, Esq.
                                            The Pillsbury Center South
                                            220 South Sixth Street
                                            Minneapolis, MN  55402
                                            Tel:  612-340-2643


         (b)      To OTI:                   Oakhurst Technology, Inc.
                                            3365 Spruce Lane
                                            Grapevine, TX  76501
                                            Attn:  Karen Stempinski
                                            Tel:  817-416-0914

                  With copy to:             Roger M. Barzun, Esq.
                                            60 Hubbard Street
                                            Concord, MA  01742
                                            Tel:  978-287-4276

or to such other address and to the attention of such other person as the party to whom such notice is given may have theretofore designated by notice to the other party hereto. Any notice given in accordance with the foregoing shall be deemed to have been given


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when delivered in person or, if mailed, on the second day next following the date on which it shall have been deposited in the United States mails.

         16. Severability Clause. Should any provision or clause hereof be held to be invalid, such invalidity shall not affect any other provision or clause hereof which can be given effect without such invalid provision.

         17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New Jersey.

         18. Captions. The captions to the sections of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above mentioned.

KTI Recycling, Inc.                          Oakhurst Technology, Inc.



By:  /s/ Robert E. Wetzel                    By: /s/ Robert M. Davies
     --------------------------                  ------------------------
     Its Senior Vice President                   Its Chairman and CEO


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